Exhibit 10.17

Amended and Restated Exclusive License Agreement

This exclusive license agreement (this “Agreement”) is made by and between InCube Labs, LLC (“InCube” or “Licensor”) a Delaware limited liability company having an address at 2051 Ringwood Ave., San Jose, CA 95131, and Rani Therapeutics, LLC (“Rani” or “Licensee”), a California limited liability company having an address at 2051 Ringwood Ave., San Jose, CA 95131. InCube and Rani may be referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.

Rani and InCube entered into that certain Exclusive License Agreement, dated June 14, 2012, as amended by that certain letter agreement, dated June 13, 2013 (“Prior Agreement”) and that certain Intellectual Property Agreement, dated June 14, 2012, as amended by that certain letter agreement, dated June 13, 2013 (“IP Agreement”); and

B.

Rani and InCube now desire to amend and restate the Prior Agreement in its entirety to clarify the scope of the intellectual property licensed by InCube to Rani and to provide for certain payments from Rani to InCube, all subject to the terms and conditions as provided herein.

AGREEMENT

The Parties agree as follows:

1.	DEFINITIONS

As used herein,

1.1.

“Affiliate” means, with respect to any entity, any other entity that controls, is controlled by, or is under common control with such entity. For purposes of this Agreement, an entity will be deemed to control another entity if it owns, directly or indirectly, at least fifty percent (50%) of the equity securities of such other entity entitled to vote in the election of directors (or, in the case that such other entity is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other entity.

1.2.

“Cover” means, with respect to specified IPA and a country, that a Violation of such IPA would occur by Exploitation of a Product in such country absent a license under, or ownership of, such IPA; provided, however, that in determining whether a Valid Claim of a pending patent application would be infringed, it will be treated as if issued in the form then currently being prosecuted, where infringement for purposes of this Section 1.2 is determined without considering the effect of any safe harbor provision. Lexical cognates of the word “Cover” (e.g., Covered or Covering) will have correlative meanings.

1.3.

“Exploit” means to develop, make, use, promote, provide, offer to sell, sell, market, distribute, import, export, or otherwise commercialize. Lexical cognates of the word “Exploit” (e.g., Exploited, Exploiting, or Exploitation) will have correlative meanings.

1.4.	“Field of Use” means oral delivery of sensors, small molecule drugs or biologic drugs including, any peptide, antibody, protein, cell therapy, gene therapy or vaccine.

1.5.

“IPA” (intellectual property asset) means any invention, work of authorship, designation, design, formulation, formula, materials, data, know-how, idea, Patent Asset (defined herein), copyright, software, firmware, algorithm, trademark, tradename, trade secret, domain name, mask work, original document or compilation, or other intellectual property, including but not limited to all related alterations, improvements, modifications, revisions, adaptations, translations, enhancements or other derivative works thereto.

1.6.

“Licensed IPA” means the IPA listed on Exhibit A of this Agreement. For clarity, any Patent Asset listed on Exhibit A includes patents or patent applications that claim priority thereto as per the definition of Patent Asset.

1.7.	“Licensed Product” means any Product the Exploitation of which would constitute a Violation of Licensed IPA but for the license granted Licensee by Licensor herein.

1.8.

“Patent Asset” means a patent application filed in any jurisdiction, together with any patent application claiming priority thereto (including but not limited to continuation, divisional, substitution, or national phase and validation applications claiming priority thereto, but in the case of a continuation-in-part application only to the extent that all claims in a patent issued on the continuation-in-part application are supported in the application(s) to which priority is claimed) and together with patents issuing on said patent application or said patent application claiming priority thereto (where issued patents include without limitation registrations, reissues, reexaminations and extensions).

1.9.	“Product” means a service, technique, composition, product, system, or method of treatment.

1.10.	“Sublicensee” means a third party to whom Licensee grants a sublicense under the license in Section 2 of this Agreement.

1.11.	“Territory” means worldwide.

1.12.

“Valid Claim” means (a) a claim of an issued and unexpired patent, or a supplementary protection certificate thereof, that has not been held permanently and unappealably revoked, unenforceable or invalid by a decision of a court, patent office or other forum of competent jurisdiction, and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing.

1.13.	“Violation” means an infringement, misappropriation, and/or other violation of any valid and unexpired portion of specified IPA (e.g., infringement of a Valid Claim of a specified Patent Asset).

1.14.	“Will” means a requirement or obligation; “may” means optionally.

2.	LICENSE

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, royalty-free license under all of its rights in Licensed IPA to Exploit any Licensed Products, but solely within the Territory and solely within the Field of Use. Licensor will provide to Licensee upon request any know-how explicitly specified as Licensed IPA. All intellectual property rights of Licensor not expressly granted in this Agreement are hereby reserved. For clarity, Licensee is Rani (Rani Therapeutics, LLC or its permitted successor or assignee under Section 16 (Assignability)); no affiliate or spinoff of Rani is granted a license under this Agreement.

3.	SUBLICENSE

3.1.	Except as specified in Section 3.2.3, Rani must implement a separate sublicense for each Affiliate or Sublicensee in accordance with this Section 3 (Sublicense).

3.2.	Licensee may sublicense all or any portion of its rights set forth in Section 2 to one or more Affiliates or Sublicensees under the following conditions:

3.2.1.	Each sublicense must be in writing and signed by both applicable parties, enforceable according to its terms, and subject to this Agreement.

3.2.2.	No sublicense will grant, or purport to grant, any broader rights than those set forth in Section 2.

3.2.3.

Sublicensees will not have the right to further sublicense; provided that, subject to Section 3.3.1, a Sublicensee of Licensee will have the right to sublicense to a wholly-owned subsidiary of the Sublicensee without prior consent of Licensor.

3.2.4.

To the extent applicable, each sublicense must include all of the rights of and obligations due to Licensor contained in this Agreement. Without limiting the foregoing, each Sublicensee must at least agree to:

3.2.4.1.	maintain insurance at the levels set forth in Section 12 (Insurance);

3.2.4.2.	maintain in confidence Licensor’s Confidential Information as defined in Section 9 (Confidentiality);

3.2.4.3.

acknowledge that termination of this Agreement will terminate all sublicenses; provided that, a Sublicensee may request to convert to a status of a licensee upon termination of this Agreement to the extent allowed under Section 13 (Term and Termination);

3.2.4.4.	also comply with the obligations on Licensee as set forth in Section 4 (Products); and

3.2.4.5.	also comply with the obligations on Licensee as set forth in Section 7.1.

3.3.	For each Sublicensee:

3.3.1.

Licensee will within thirty (30) days of execution of a sublicense provide Licensor with a copy of that sublicense (which copy may be redacted with respect to information not pertinent to compliance with the terms and conditions of this Agreement).

4.

PATENT ASSET BUY-OUT. For each U.S. Patent Asset Family listed in Table 2 of Exhibit A - Section A.2 (including patents or patent applications that claim priority thereto) (each, a “U.S. Patent Asset Family”), on the fifth anniversary of the Effective Date, Licensee will have the right to acquire such U.S. Patent Asset Family by paying Licensor a one-time patent acquisition fee of two hundred fifty thousand dollars ($250,000) per U.S. Patent Asset Family (the “U.S. Patent Asset Acquisition Fee”) within thirty (30) days following the fifth anniversary of the Effective Date. With respect to each U.S. Patent Asset Family for which Licensee pays Licensor the U.S. Patent Asset Acquisition Fee, Licensor will, and hereby does effective upon receipt of such payment, assign to Licensee all of Licensor’s right, title, and interest in and to such U.S. Patent Asset Family, and, effective upon the date of such assignment, such U.S. Patent Asset Family shall cease to be Licensed IPA and shall be deemed a “Rani Patent Asset”. Licensor will assist Licensee, at Licensee’s request and expense, to evidence such assignment to Licensee, which assistance will include, without limitation, signing, verifying and delivering any documents and performing any other acts, for Licensee to obtain and enforce intellectual property rights relating to each Rani Patent Asset. For clarity, there are a total of four (4) U.S. Patent Asset Families listed on Table 2 of Exhibit A-Section A.2 and the Patent Assets having the following application numbers are all within the same U.S. Patent Asset Family: 62/305,878; 15/455,075; 15/455,080; 16/701,552; and 16/255,020. The maximum amount payable by Licensee to Licensor under this Section 4 is one million dollars ($1,000,000) if Licensee elects to acquire all four (4) U.S. Patent Asset Families. With respect to each U.S. Patent Asset Family, if Licensee declines to exercise its right under this Section 4 to acquire such U.S. Patent Family, such U.S. Patent Asset Family shall, effective on the date that is thirty (30) days following the fifth anniversary of the Effective Date, cease to be Licensed IPA and shall be excluded from the license granted to Licensee by Licensor under Section 2.

5.	PRODUCTS

5.1.	Licensee will make all commercially reasonable efforts to comply with all applicable laws, rules and regulations with respect to the Exploitation of Licensed Products.

5.2.	Licensee will mark or cause to be marked, in accordance with the applicable patent marking laws, Licensed Products that are Exploited under the license granted in Section 2.

5.3.

Licensee will make all commercially reasonable efforts to comply with all applicable U.S. and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

6.	PROSECUTION AND MAINTENANCE OF IPA

6.1.

Licensor will diligently endeavor to prosecute and maintain Licensed IPA using counsel of its choice, and Licensor will provide Licensee with copies of relevant documentation upon request so that Licensee may be informed of the continuing prosecution, and Licensee agrees to keep this documentation confidential. Licensor’s counsel will take instructions only from Licensor.

6.2.

As reasonably requested by Licensee to protect the Licensed Products that Licensee may Exploit under this Agreement, and all with respect to the Licensed IPA and only upon request: Licensor will use reasonable efforts to amend any patent application and file new patent applications claiming priority to the Licensed IPA, anywhere in the world, and these amended and new patent applications will become part of the Licensed IPA.

6.3.

Licensee will notify Licensor of its decision to obtain or maintain foreign patents not less than 30 days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired, and must reaffirm Licensee’s obligation to underwrite the costs thereof. The absence of such a notice from Licensee to Licensor may be considered by Licensor an election not to obtain or maintain foreign rights.

6.4.

Licensor may file, prosecute or maintain patent applications at its own expense in any country in which Licensee has not elected to file, prosecute or maintain patent applications in accordance with this Section 6 (Prosecution and Maintenance of IPA) and those applications and resultant patents will not be subject to this Agreement.

6.5.

If Licensor fails to prosecute or maintain any item of IPA when obligated to do so under this Section 6, Licensee may first request that Licensor take immediate action and, if no action is taken by Licensor in a timely manner relative to an impending deadline, Licensee may proceed to prosecute, maintain, or revive such item of IPA.

6.6.	Licensee will not make any statement disparaging, or admitting the invalidity or unenforceability of, any Licensed IPA during prosecution of any IPA.

7.	ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

7.1.

Each Party will promptly notify the other Party, in writing, of any (i) known Violation of any Licensed IPA by a third party within the Field of Use and will provide the other Party with available information relating to such Violation, and (ii) any allegation or action by a third party indicating that any Licensed IPA is invalid or unenforceable (e.g., a declaratory judgment action, a post-grant review action, or a communication from the third party) and will provide the other Party with available information relating to such allegations or action.

7.2.

Licensor will have exclusive rights to initiate and control any enforcement proceeding with respect to a Violation of Licensed IPA (such enforcement proceeding, an “Action”) outside the Field of Use at its own expense. Licensee will not have a right to initiate, participate in, or share recovery from, an Action outside the Field of Use.

7.3.

Licensee will have the first right to initiate and control any Action in the Field of Use at its own expense. If Licensee does not bring any such Action within 120 days following notice of the alleged Violation or 30 days before the time limit, if any, set forth in the appropriate laws and regulations for filing of such Action, whichever comes first, then Licensor will have the right, to initiate and control such Action at its own expense.

7.4.

Each Party will cooperate with the other Party in an Action brought by that other Party, at that other Party’s expense, including but not limited to providing materials and information reasonably requested as being reasonably necessary for purposes of the Action.

7.5.

For an Action in the Field of Use brought by either Party in accordance with this Section 7 that is fully participated in by both Parties, the Parties will share Costs and recoveries as follows: any recovery will first be applied equally to reimburse those Costs agreed to be shared between the Parties in writing before such Costs were incurred (any other Costs will be at the expense of the Party incurring them); and then any remaining recovery will be shared equally. For Actions in the Field of Use brought by either Party in accordance with this Section 7 and not fully participated in by both Parties: any recovery will first be applied to reimburse the Costs of the Party that brought and controlled such Action and then to reimburse the Costs of the other Party; then any recovery remaining after such reimbursement will be allocated 75% to the Party bringing the Action and 25% to the other Party or as otherwise agreed between the Parties. For the purposes of this Section 7, “fully participated in” means being actively involved in a material manner in most or all aspects of the Action and “Costs” refers to costs, fees, and expenses (including attorney fees) incurred in participating in the Action.

7.6.	Any Action brought in accordance with this Section 7 will be controlled by the Party bringing the Action; the other Party may be represented by counsel of its choice.

7.7.

For any non-cash settlement or non-cash cross-license, Licensee and Licensor will negotiate in good faith an appropriate monetary value of such settlement or cross-license to use when calculating the recovery from an Action when the recovery is to be shared.

7.8.

Licensee will not settle, compromise, or discharge any Action brought in accordance with this Section 7 without prior written consent of Licensor; provided, that, written consent of Licensor will not be required for a settlement, compromise or discharge of such Action that does not admit the invalidity or unenforceability of Licensed IPA or have a material adverse effect on Licensor.

7.9.	Licensee will not make any statement disparaging, or admitting the invalidity or unenforceability of, any Licensed IPA.

7.10.

Licensee and its Sublicensees will not challenge in any forum or any jurisdiction the validity or enforceability of any Licensed IPA; any such challenge will be void ab initio. Upon the occurrence of such a challenge, Licensor will have the right to terminate this Agreement immediately upon notice. Licensee will reimburse all Costs that Licensor may incur addressing any such challenge (whether under contract law, patent law, or any other law).

8.	INVOICING AND PAYMENT

8.1.	Licensor will invoice Licensee a pro rata share for costs incurred under Section 6 (Prosecution and Maintenance of IPA) of this Agreement.

8.1.1.

The pro rata share may vary between individual patents and patent applications of Licensed IPA depending on the number of licensees having a license to each such patent or patent application. Licensee’s pro rata share for a given patent or patent application will be based solely on the number of licensees having a license with respect to that patent or patent application and not on an actual or perceived relative value of Licensee’s license as compared to other licenses. The pro rata share with respect to a patent or patent application will not be affected by the number of claims in the patent or patent application.

8.1.2.	If not otherwise specified in a separate agreement between the Parties (e.g., a service agreement):

8.1.2.1.

Licensee’s pro-rata share of costs arising under this Section 8.1 other than for in-house counsel services (including but not limited to costs for outside counsel services, foreign counsel services, United States Patent and Trademark Office (USPTO) fees, foreign patent office fees, and foreign trademark office fees) to the extent initially paid by Licensor will be billed to Licensee on a pass-through basis with no markup by Licensor.

8.1.2.2.	Licensee agrees to pay each invoice received from Licensor within thirty (30) days of the date of the invoice.

9.	CONFIDENTIALITY

9.1.

Except as otherwise provided herein, each Party will maintain in confidence, and will not use for any purpose or disclose to any third party information disclosed by the other Party in writing and marked “confidential” or that is disclosed orally and confirmed in writing as confidential within 45 days following such disclosure, or that by its nature would reasonably be considered to be confidential or proprietary (collectively, “Confidential Information”). Confidential Information will not include any information that: (i) is already known to the receiving Party at the time of disclosure hereunder, (ii) is now or hereafter becomes publicly known other than through acts or omissions of the receiving Party, (iii) is disclosed to the receiving Party by a third party under no obligation of confidentiality to the disclosing Party, or (iv) is independently developed by the receiving Party without reference to the Confidential Information of the disclosing Party.

9.2.

Notwithstanding the provisions of Section 9.1, each Party may use or disclose Confidential Information in exercising its rights hereunder or fulfilling its obligations and duties hereunder and in prosecuting or maintaining any proprietary rights, prosecuting or defending any legal action, complying with applicable governmental regulations, and submitting information to tax or other governmental authorities, provided that, if the Party is required by law to make any disclosures of Confidential Information of the other, to the extent it may legally do so, the Party will give reasonable advance notice to the other of such disclosure, limit the disclosure to only the minimum information necessary, and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise).

10.	USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement confers any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either Party hereto (including contraction, abbreviation or simulation of any of the foregoing).

11.	INDEMNIFICATION

11.1.

Licensee will indemnify, hold harmless and defend Licensor, its officers, employees, and agents (individually or collectively, the “Indemnified”) against any and all claims, legal actions, losses, liabilities, damages, costs, fees and expenses (including attorney fees), each as regards product liability or Violation of third-party IPA with respect to Licensed Products; provided that, the Indemnified (i) promptly notifies Licensee of an applicable claim, and (ii) provides Licensee, at Licensee’s expense, with reasonable assistance and information upon reasonable request.

11.2.	Licensee will keep Licensor informed on a current basis regarding any proceeding for which Licensee has an obligation to an Indemnified under Section 11.1.

11.3.

Licensee will not settle, compromise, or discharge any proceeding for which Licensee has an obligation to an Indemnified under Section 11.1 without prior written consent of Licensor; except that no consent is required if the settlement, compromise, or discharge is limited to payment of monetary damages and does not admit fault or otherwise impair Licensor’s rights under this Agreement.

12.	INSURANCE

Licensee, at its sole cost and expense, will obtain, keep in force, and maintain commercially reasonable general and product liability insurance as applicable for any Licensed Products.

13.	TERM AND TERMINATION

13.1.

Unless otherwise terminated by operation of law, or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will be in force perpetually from the Effective Date. Notwithstanding the foregoing, this Agreement will terminate at the earlier of:

13.1.1.	an attempted assignment of this Agreement that is not a permitted assignment under Section 16 (Assignability);

13.1.2.	sixty (60) days after institution of bankruptcy proceedings of Licensee which are not dismissed within the sixty (60) days;

13.1.3.	discontinuation of business operations of Licensee; or

13.1.4.

all Patent Assets included in Licensed IPA and their included claims, and all other Licensed IPA other than know-how have expired, been abandoned, been finally and unappealably invalidated or rendered unenforceable, or otherwise are no longer in effect; provided that, after termination under this Section 13.1.4, Licensee and its Sublicensees may continue to use know-how provided as a result of being included on Exhibit A.

13.2.

Termination of this Agreement will terminate all licenses and all sublicenses hereunder, and all rights granted by such licenses and sublicenses will revert to Licensor; provided that, each Sublicensee may request to convert to a status of a licensee, which request Licensor will not unreasonably deny.

13.2.1.

To convert a Sublicensee to a licensee, Licensor and Sublicensee will execute a license on the same terms and conditions as set forth in this Agreement, or modifications thereto for which both parties agree.

13.2.2.

Licensee will notify its Sublicensees at least sixty (60) days in advance of a known or expected termination of this Agreement; Licensee will notify its Sublicensees within ten (10) days of an unexpected termination of this Agreement.

13.3.	Following termination of this Agreement, Licensor will be under no continuing or further obligation to prosecute or maintain any patent or patent application under any provision of this Agreement.

13.4.

For an enforcement action brought in accordance with Section 7 (Enforcement of Intellectual Property Rights), which action is in progress at termination of this Agreement (or partial termination with respect to Licensed IPA that is asserted in the action): such action will move forward under the control of Licensor, and Licensee will no longer be part of such action; Licensee will make all commercially reasonable efforts to effectuate transfer of the action to the control of Licensor in a timely, proper, and legally effective manner. This section 13.4 does not apply if termination is under Section 13.1.4.

13.5.

Termination of this Agreement does not relieve either Party of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made or anything done by a Party prior to the time termination becomes effective. Termination does not affect in any manner any rights of the Parties arising under this Agreement prior to termination.

13.6.

All rights and obligations arising under this Agreement which by their nature should survive termination of this Agreement will survive, including without limitation rights and obligations arising under the following provisions:

Section 8	Invoicing and Payment
Section 9	Confidentiality
Section 10	Use of Names and Trademarks
Section 11	Indemnification
Section 13	Termination
Section 15	Limitations and Limited Warranty
Section 16	Assignability
Section 17	Failure to Perform
Section 18	Governing Law
Section 19	Dispute Resolution
Section 20	Limitation of Liability
Section 21	Miscellaneous (as applicable)

13.7.	Additional Licensor Rights

13.7.1.

If Licensee materially fails to perform, or materially violates, any material term of this Agreement, then Licensor may give written notice of default (“Notice of Default”) to Licensee. If Licensee fails to cure the default within 60 days of the effective date of the Notice of Default, then Licensor may terminate this Agreement immediately by a second written notice (“Notice of Termination”); provided, however, that if Licensee disputes the breach identified in the Notice of Default by initiating arbitration under Section 19 (Dispute Resolution) within the 60 day cure period, this Agreement will not be immediately terminated by the Notice of Termination, and instead this Agreement will terminate on the date and under the terms specified by the arbitrator. The Notice of Default and Notice of Termination are subject to Section 14 (Notices).

13.7.2.

In addition to the procedures set forth in Section 13.7.1, Licensor has the following right: Licensor may, at its option, give Licensee thirty (30) days’ notice of intent to terminate (the “Notice of Intent”) in the event that Licensee fails to pay one or more invoice(s) for patent prosecution under Section 8.1 of this Agreement with respect to any Licensed IPA, and such failure to pay continues for at least six (6) months past the submission date of the first of such invoice(s). During the thirty (30) day period after the Notice of Intent is delivered (the “Notice Period”), Licensee will have an opportunity to cure by paying all overdue invoices.

13.7.2.1.	Licensor may, at its option, rescind the Notice of Intent in writing at any time during the Notice Period.

13.7.2.2.

If the Notice of Intent is not rescinded within the Notice Period, and if Licensee does not make a full cure by paying all overdue invoices within the Notice Period, this Agreement will terminate at the conclusion of the Notice Period.

13.7.3.	In the event of a conflict between any terms in Section 13.7.1 and Section 13.7.2, Section 13.7.2 will control.

13.8.	Additional Licensee and Sublicensee Rights

13.8.1.

Licensee may terminate this Agreement at will in its entirety or as to any portion of Licensed IPA licensed to Licensee under this Agreement by giving notice to Licensor under Section 14 (Notices). Such termination will be effective sixty (60) days from the effective date of such notice, or at the date specified in a writing by Licensor accepting the termination and specifying an earlier termination date. In the event of such termination by Licensee, all rights so terminated will revert back to Licensor.

13.8.2.	In the event that Licensee terminates this Agreement under Section 13.8.1 with respect to a portion of Licensed IPA without termination of the entire Agreement:

13.8.2.1.

Licensor will be under no continuing or further obligation to prosecute or maintain any patent or patent application with respect to the terminated portion of Licensed IPA under any provision of this Agreement; and

13.8.2.2.

any Sublicensee affected by such termination may request to convert to a status of a licensee for that portion of the Licensed IPA, which request Licensor will not unreasonably deny. To convert a Sublicensee to a licensee, Licensor and Sublicensee will execute a license on the same terms and conditions as set forth in this Agreement, or modifications thereto for which both parties agree.

14.	NOTICES

Any notice required to be given will be deemed to have been properly given if delivered to the respective address or facsimile number given on the Signature Page, or to another address or facsimile number of a Party as designated by written notice given by that Party to the other Party. All notices should be sent to the attention of the Legal Department. Notice will be effective on: (i) the date of delivery if delivered in person; (ii) three days after the date of mailing if mailed via first-class certified mail, postage paid or if mailed via any global express courier service that requires a recipient signature demonstrating the delivery of such notice; or (iii) the date of transmission if sent by facsimile with confirmation of transmission.

15.	LIMITATIONS AND LIMITED WARRANTY

15.1.

Licensor represents and warrants to Licensee that: (i) it has the lawful right to enter into this Agreement and grant the rights and licenses hereunder, (ii) Licensor is and will be the owner of the entire right, title, and interest in and to Licensed IPA, (iii) Licensor has not previously granted and will not grant any rights in Licensed IPA that are inconsistent with the rights and licenses granted to Licensee herein, (iv) to Licensor’s knowledge, there are no claims of any third parties that would call into question the rights of Licensor to grant to Licensee the rights and licenses granted hereunder, (v) to Licensor’s knowledge, practice of Licensed IPA will not infringe intellectual property rights of third parties, and (vi) except for Licensed IPA, and the inventions disclosed therein, as of the Effective Date, Licensor does not own or control rights to any invention or any patent or patent application the claims of which would dominate any practice of Licensed IPA.

15.2.	Without limiting Licensor’s obligations under any other agreements, Licensor is under no obligation under this Agreement to assign or otherwise transfer title of any Licensed IPA to Licensee.

15.3.

This Agreement does not (i) express or imply a warranty or representation as to the validity or scope of any Licensed IPA; (ii) express or imply a warranty or representation that any Licensed Product is or will be free from Violation of IPA of third parties; (iii) obligate either Party to bring any Action against a third party; (iv) confer by implication, estoppel or otherwise any license or rights other than licenses to Licensed IPA as defined in this Agreement; or (v) obligate Licensor to furnish any know-how not specified as part of Licensed IPA.

15.4.

EXCEPT AS EXPRESSLY SET FORTH HEREIN, LICENSOR DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, AND FITNESS FOR A PARTICULAR PURPOSE.

16.	ASSIGNABILITY

16.1.

This Agreement, and any obligation or benefit arising hereunder, will not be assignable by either Party to any third party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Party shall have the right, without the other Party’s prior written consent, to assign this Agreement to a third party who acquires all or substantially all of the business or assets of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other similar transaction.

16.2.

No permitted assignment of this Agreement will be valid and effective unless and until the assignee agrees in writing to be bound by the provisions of this Agreement. Any other attempt to transfer or assign will be void.

16.3.	The terms and conditions of this Agreement will be binding on and inure to the benefit of the permitted successors and assigns of the Parties unless otherwise specified herein.

16.4.	Upon a permitted assignment of this Agreement by a Party, all references herein to such Party will be deemed a reference to the assignee.

17.	FAILURE TO PERFORM

17.1.	No waiver by either Party of any default of this Agreement will be deemed a waiver of any subsequent or similar default.

17.2.	A suspension of duty under this Agreement due to force majeure will not be for a period longer than six (6) months.

17.3.

Subject to Section 19 (Dispute Resolution), if either Party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing Party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

18.	GOVERNING LAW

To the extent state law is applicable, this Agreement will be interpreted and construed in accordance with the laws of the state of California without regard to conflict of laws principles or to which party drafted particular provisions of this Agreement.

19.	DISPUTE RESOLUTION

19.1.

Any dispute or controversy relating to the inventorship, ownership, scope, validity, enforceability, or infringement of any intellectual property rights will be submitted to a court of competent jurisdiction in the country or regional authority in which such intellectual property rights were granted or arose. In the United States of America (USA), the court of competent jurisdiction for patents and trademarks will be a federal court.

19.2.	All disputes will be conducted in the English language, and the English original version of this Agreement (if subsequently translated) will be considered the only legal version.

19.3.

For actions which fall outside of the arbitration provisions of Section 19.4, venue will be within Santa Clara County in the state of California, USA, and the Parties agree to personal jurisdiction of the courts within Santa Clara County.

19.4.

Subject to Section 19.1, any dispute arising out of or relating in any way to this Agreement and/or the relationship between the Parties, including without limitation, claims for breach of contract, will be submitted to binding arbitration. By agreeing to arbitrate, the Parties are agreeing to waive their right to a jury trial. The arbitration will be conducted in accordance with this Agreement, the Federal Arbitration Act, and the JAMS Comprehensive Arbitration Rules & Procedures as in effect on the date of this Agreement (the “JAMS Rules”). In the event of a conflict, the provisions of the JAMS Rules will control, except where those JAMS Rules conflict with this Agreement, in which case this Agreement will control. The arbitration will be conducted before a three-arbitrator panel (the “Panel”), regardless of the size of the dispute, to be selected as provided in the JAMS Rules. Each arbitrator will be a former state or federal judge with at least five years of judicial experience. The arbitration will be commenced and held in Santa Clara County, California. Any issue concerning the location of the arbitration, the extent to which any dispute is subject to arbitration, the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, and any discovery disputes, will be resolved by the Panel. No potential arbitrator may serve unless he or she has agreed in writing to be bound by these procedures. Each Party will, upon the written request of the other Party, promptly provide the other with copies of all documents on which the producing Party may rely in support of or in opposition to any claim or defense and a report of any expert whom the producing Party may call as a witness in the arbitration hearing. At the request of a Party, and upon the showing of good cause, the Panel will have the discretion to order production by the other Party or by a third party of other documents relevant to any claim or defense. Each Party will be entitled to take a maximum of three depositions, plus depositions of all experts designated to be witnesses at the arbitration. The depositions will be limited to a maximum of six hours per deposition. All objections are reserved for the arbitration hearing, except for objections based on privilege and proprietary or confidential information. The Panel upon a showing of good cause may order additional depositions or deposition hours. All aspects of the arbitration will be treated as confidential and neither the Parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a Party will give written notice to all other parties and will afford such parties a reasonable opportunity to protect their interests. The result of the arbitration will be binding on the Parties and judgment on the Panel’s award may be entered in any court having jurisdiction. Nothing in this Section 19.4 will affect any Party’s ability to seek from a court temporary or interim injunctive or equitable relief to protect a Party’s rights under this Agreement or otherwise. Each Party will share equally the cost of the arbitration filing and hearing fees, the cost of an independent expert retained by the Panel, the cost of the Panel, and administrative fees of JAMS. Each Party will bear its own costs including its attorney and witness fees and associated costs and expenses. The Parties intend that these provisions will be valid, binding, enforceable, exclusive and irrevocable and will survive any termination of this Agreement. BY SIGNING THIS AGREEMENT, THE PARTIES ARE AGREEING TO HAVE ANY ISSUE ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES DECIDED IN ARBITRATION, AND THE PARTIES ARE GIVING UP THEIR RIGHT TO A JURY OR COURT TRIAL.

20.

Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE HEREUNDER (INCLUDING FOR ANY LIABILITY FOR ANY ACTS OR OMISSIONS OF ITS EMPLOYEES, AGENTS OR SUBCONTRACTORS) FOR ANY INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT.

21.	MISCELLANEOUS

21.1.

This Agreement embodies the entire understanding of the Parties and supersedes all previous communications, representations or understandings between the Parties, either oral or written, relating to the subject matter hereof. Without limiting this Section 21.1, this Agreement specifically supersedes the Prior Agreement and the IP Agreement, both of which are hereby terminated.

21.2.	No amendment or modification of this Agreement is valid or binding on the Parties unless made in writing and signed on behalf of each Party.

21.3.	Headings are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

21.4.

In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provisions had never been contained in it.

21.5.	None of the provisions of this Agreement is intended to create any form of joint venture between the Parties, rights in third parties, or rights that are enforceable by any third party.

21.6.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[The remainder of this page is intentionally left blank. A signature page follows.]

[Signature page]

This Agreement will be binding on the Parties as of the last date entered in the signature blocks below (the “Effective Date”) when it has been signed below on behalf of each Party.

IN WITNESS WHEREOF, both Licensor and Licensee have executed this Agreement by their respective and duly authorized representatives on the day and year written.

INCUBE LABS, LLC	RANI THERAPEUTICS, LLC
By:	By:
/s/ Mir Imran	/s/ Svai Sanford
Signature	Signature
Mir Imran	Svai Sanford
Printed Name	Printed Name
Owner	Chief Financial Officer
Title	Title
June 22, 2021	June 22, 2021
Date	Date

Addresses for notice under Section 14:

InCube Labs, LLC Attn: Legal Department 2051 Ringwood Ave. San Jose, CA 95131 With copy to legal@incubelabs.com	Rani Therapeutics, LLC Attn: Legal Department 2051 Ringwood Ave. San Jose, CA 95131 With copy to rani-legal@ranitherapeutics.com

EXHIBIT A – Section A.1

A. Patent Assets listed in Table 1.

Table 1

JX	TITLE	APPLICATION NO.	DATE FILED
US	METHOD FOR MANUFACTURING MICROTABLETS AND RELATED MACHINES	62/776,826	12/7/2018
US	METHOD AND APPARATUS FOR MANUFACTURING MICROTABLETS	16/704,822	12/5/2019
WO	METHOD AND APPARATUS FOR MANUFACTURING MICROTABLETS	PCT/US2019/064932	12/6/2019
US	DEVICES AND METHODS FOR ADMINISTERING A THERAPEUTIC SUBSTANCE	62/854,101	5/29/2019
WO	DEVICES AND METHODS FOR ADMINISTERING A THERAPEUTIC PREPARATION	PCT/US2020/034883	5/28/2020
US	SMALL FORM-FACTOR BATTERY WITH HIGH POWER DENSITY	62/905,950	9/25/2019
WO	SMALL FORM-FACTOR BATTERY WITH HIGH POWER DENSITY	PCT/US2020/002526	9/24/2020

B. Know-how that is reasonably necessary for Exploitation of a Licensed Product that is Covered by any Patent Asset listed in Table 1.

EXHIBIT A – Section A.2

A. Patent Assets listed in Table 2.

Table 2

JX	TITLE	APPLICATION NO.	DATE FILED
US	CONTROLLED RELEASE FORMULATION DELIVERY DEVICE	62/912,581	10/8/2019
WO	CONTROLLED RELEASE FORMULATION DELIVERY DEVICE	PCT/US2020/054559	10/7/2020
US	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	62/305,878	3/9 2016
US	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	15/455,075	3/9/2017
US	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	15/455,080	3/9/2017
US	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	16/701,552	12/3/2019
US	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	16/255,020	1/23/2019
WO	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	PCT/US2017/021692	3/9/2017
EP	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	177641578	3/9/2017
AU	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	2017230737	3/9/2017
CA	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	3016673	3/9/2017
CN	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	2017800283178	3/9/2017
IN	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	201817037401	3/9/2017
JP	METHODS AND ARTICLES FOR DELIVERING VIABLE CELLS INTO SOLID TISSUE	2018546875	3/9/2017
US	ENCAPSULATED CELL DEVICE	62/960,536	1/13/2020
US	CELL DELIVERY ARTICLE AND METHODS OF ADMINISTRATION	63/017,519	4/29/2020
PCT	CELL DELIVERY ARTICLES AND METHODS OF ADMINISTRATION	PCT/US2021/013210	1/13/2021

B. Know-how that is reasonably necessary for Exploitation of a Licensed Product that is Covered by any Patent Asset listed in Table 2.